Exhibit 1 to Mulder 13D


                        PRIVATE PLACEMENT
                     SUBSCRIPTION AGREEMENT
                   (Series A Preferred Stock)


Plexus Corp.
55 Jewelers Park Drive
Neenah, Wisconsin  54956-0156

     1. Subscription. The undersigned Allan C. Mulder, a Florida resident (hereinafter referred to as "Buyer"), hereby agrees to purchase and pay for 5,000 shares of Series A Preferred Stock $.01 par value (the "Shares") of Plexus Corp., a Wisconsin Corporation ("Plexus"), in the aggregate amount of $5 million of Series A Preferred Stock, (or $1,000 per share), payable upon acceptance by Plexus of this Subscription. The purchase price for the subscription shall be payable in cash and/or certified check to Plexus. In connection therewith, Plexus shall pay the remaining principal balance (and accrued interest) on the $3 million Note from Plexus to Buyer, such Note shall be cancelled, and Buyer shall release the related Mortgage against real property owned by Electronic Assembly Corporation, a subsidiary of Plexus (forms of the Note and the Mortgage are attached hereto as Exhibit E). It is understood and agreed that this Subscription Agreement is not to become effective until accepted by Plexus.

     2. Representations by Buyer. Buyer represents and warrants to Plexus as follows:

          a. Buyer has not received an offering memorandum in connection with this subscription, but has been provided with the following:

               i.   Reports and statements of Plexus:

                    (a) Annual Report on Form 10-K for the fiscal year ended September 30, 1993.

                    (b)  Annual Report to Shareholders for the
                         year ended September 30, 1993.

                    (c)  Proxy Statement for Annual Meeting of
                         Shareholders on February 16, 1994.

                    (d)  Quarterly Reports on Forms 10-Q for the
                         quarters ended December 31, 1993 and
                         March 31, 1994.

               ii. The form of designation of Series A Preferred Stock, attached hereto as Exhibit A, including the designations, powers, preferences, qualifications, limitations, restrictions and relative rights of the Series A Preferred Stock.

               iii. A description of Plexus Common Stock and
                    Series A Preferred Stock, attached hereto as
                    Exhibit B.

               iv. Certain further information regarding Plexus set forth on Exhibit C hereto.

          b. Plexus has offered to provide and has in fact provided to Buyer any additional information concerning Plexus requested by Buyer, and Buyer has been provided with the opportunity to ask questions and receive answers concerning the terms and conditions of this transaction and to obtain additional information which Plexus possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information which has been furnished.

          c. The Shares are being conveyed without registration under the Securities Act of 1933, as amended (the "1933 Act") in reliance upon the exemptions provided under Section 4(2) of the 1933 Act and Regulation D thereunder, as a sale of securities not involving a public offering. As a result of relying on exemptions from registration, the Shares may not be sold, offered for sale, transferred, pledged, or hypothecated in the absence of an effective registration statement under the 1933 Act or an exemption from registration under the 1933 Act and the rules and regulations promulgated by the Securities and Exchange Commission (the "SEC") thereunder. The Shares are not being registered under the laws of any state, and may be subject to additional state restrictions on transfer. The Shares have not been reviewed or passed upon in any manner by the securities commissioner of any state or by the SEC.

          d. Buyer represents that he is financially able to accept the risks associated with this investment and that he is able to bear the risks of the investment, including the risk of lack of liquidity. Buyer has such knowledge and experience in financial and business matters as to be able to evaluate the merits and risks of this investment. Buyer has not employed any person as his investment representative in connection with evaluating the merits and risks of a prospective investment in Plexus. There is no existing market for the Shares.

          e. The securities are being acquired by Buyer for his own account for investment and not with a view to distribution. Buyer has no present intention of selling or otherwise disposing of any of these securities and has no present intention of dividing the same with others. Buyer does not contemplate any sale of any of the securities upon the occurrence or nonoccurrence of any predetermined event or circumstance. Buyer has no present or contemplated agreement, undertaking arrangement, obligation, indebtedness or commitment providing for, or which is likely to compel a disposition in any manner of the securities. Buyer is unaware of any circumstances presently in existence or likely to occur which are likely to promote in the future any disposition of the securities.

          f. Neither Plexus nor any of its officers, directors, or others is in any way obligated in the future to register any of the Shares under the 1933 Act or any state securities law, or to provide any information necessary to facilitate disposition of any of the Shares under any exemption from registration provisions under the 1933 Act.

          g. Buyer is a bona fide resident of the State of Florida. Florida law provides that if sales of Series A Preferred Stock are made to five or more persons in Florida, any such sale is voidable by the purchaser in such sale either within three days after the first tender of consideration is made by the purchaser to Plexus, or within three days after the availability of that privilege is communicated to the purchaser, whichever occurs later.

          h. Buyer has full right and authority to execute, deliver and perform this Agreement to acquire the Shares.

          i. The execution of this Subscription Agreement, the issuance of the Series A Preferred Stock, and the matters set forth on Exhibit C hereto may be considered material non-public information until they have been publicly disclosed by Plexus. Therefore, the Buyer will refrain from any and all trading in Common Stock of Plexus until such matters have been publicly disclosed by Plexus.

     3. Accredited Investor. Buyer is an "accredited investor," as defined in Rule 501(a) of Regulation D promulgated by the SEC under the 1933 Act. A copy of Rule 501(a) is attached as Exhibit
D hereto.

     4. Counsel. Buyer has relied upon Buyer's own counsel and other advisors to the extent he deems necessary as to all matters and questions concerning the purchase of the Shares and has not relied upon any opinion of Plexus or its counsel.

     5. Legended Certificate. Buyer understands that the certificate(s) representing the securities purchased, including any shares of Common Stock to be issued upon conversion of the Shares, will bear a restrictive legend referring to the restrictions on transfer thereof resulting from their issuance without registration under the securities laws, in a form substantially as follows:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE
          HAVE NOT BEEN REGISTERED UNDER THE SECURITIES
          ACT OF 1933, AS AMENDED, OR THE SECURITIES
          LAWS OF ANY STATES, BUT HAVE BEEN ISSUED IN
          RELIANCE UPON EXEMPTIONS THEREFROM.  THEY HAVE
          BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE
          SOLD OR TRANSFERRED IN THE ABSENCE OF AN
          EFFECTIVE REGISTRATION STATEMENT UNDER THE
          SECURITIES ACT OF 1933 AND THE LAWS OF ANY
          STATE IN WHICH THEY ARE OFFERED OR SOLD, OR AN
          OPINION OF COUNSEL SATISFACTORY TO PLEXUS
          CORP. (UNLESS WAIVED BY IT) THAT REGISTRATION
          IS NOT REQUIRED UNDER SUCH LAWS.

     6. Reliance; Indemnification. Buyer acknowledges that Plexus will issue the Shares in reliance upon the representations and warranties made by Buyer herein. Buyer agrees to indemnify Plexus and its officers, directors, shareholders and affiliates from any and all loss, damage, expense or liability (including reasonable attorneys' fees) arising out of a breach of Buyer's representations and warranties in this Subscription Agreement.

     Dated this 29 day of June, 1994.


/s/ Allan C. Mulder
Allan C. Mulder

Address:

10618 Spicewoood Trail

Boynton Beach, FL  33436

Social Security Number: [omitted
herein for confidentiality]


Subscription accepted this 29th
day of June, 1994.

PLEXUS CORP.


By: Joseph D. Kaufman
    Vice President